EXHIBIT 10.1

EXECUTION COPY
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) is entered into on August 30, 2018 (such date, the “Effective Date”) by and between Bovie Medical Corporation (the “Company”), having a place of business located at 5115 Ulmerton Road, Clearwater, Florida 33760-4004, and J. Robert Saron (the “Executive”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement effective as of December 13, 2013 (the “Employment Agreement”);

WHEREAS, the Company has entered into an Asset Purchase Agreement dated as of July 9, 2018 (the “Asset Purchase Agreement”) with Specialty Surgical Instrumentation Inc. (“Symmetry”) pursuant to which the Company will sell, assign, transfer, convey and deliver to Symmetry, and Symmetry will purchase from the Company, all of the Company’s right, title and interest in and to all assets, properties and rights related to, used or held for use in connection with the Business (as defined in the Asset Purchase Agreement), and Symmetry will assume certain specified liabilities and obligations of the Company related to the Business;

WHEREAS, the transactions contemplated by the Asset Purchase Agreement will be consummated on the date hereof;

WHEREAS, the Executive has provided valuable services to the Company in connection with the transactions contemplated by the Asset Purchase Agreement and it is expected that, on the Effective Date, the Executive will become an employee of Symmetry and resign all positions he now holds with the Company and its affiliates and subsidiaries as set forth in this Agreement; and

WHEREAS, the Employment Agreement provides to the Executive valuable benefits that may be lost to the Executive upon his employment with Symmetry if the Company did not provide to the Executive the benefits set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, intending to be legally bound hereby, the parties agree as follows:

1.Separation from Employment. On the Effective Date, the Executive shall resign and shall be deemed to have resigned from all positions that he holds with the Company, including but not limited to, with the Company’s Board of Directors, and the Boards of Directors of all affiliates and subsidiaries of the Company.

2.Benefits. On the Effective Date, the Executive’s health insurance, vision and dental insurance, and Health Reimbursement Arrangement (HRA) benefits currently paid for by the Company or authorized by the Executive through benefit premium deductions for health and dental, shall terminate. Except as provided herein, the Executive’s right to any and all Company benefits terminate on the Separation Date.

3.Separation Pay and Benefits. In consideration for the Executive’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in paragraph 5 below, and for the Executive’s ongoing compliance with the Restrictive Covenants contained in Section 13 of the Employment Agreement (as modified hereby) and all other applicable provisions thereof, the Company will provide the Executive with the following benefits (the “Separation Benefits);

a.	All wages, wage supplements and any and all other employment compensation and benefits due the Executive through and including the Effective Date (receipt of which is acknowledged by the Executive).

b.
A lump sum payment in the gross amount of $1,033,450 (representing three (3) times the Executive’s annual base salary in effect under the Employment Agreement immediately prior to the date of this Agreement”) payable on the Effective Date less applicable federal, state and local deductions and withholdings.

c.
As of the Effective Date, if applicable, the Executive may elect to continue the Executive’s group medical, vision and/or dental insurance coverage at his expense pursuant to the terms and conditions of the applicable plan(s) and COBRA continuation coverage requirements under applicable law. The Company will provide the Executive with further information relating to the Executive’s eligibility for COBRA coverage under separate cover.

d.	Indemnification in accordance with Section 16 of the Employment Agreement.

e.
All options to purchase shares of the Company’s common stock granted to the Executive shall be treated in accordance with the terms of the applicable plan and award agreement(s), provided that all options that were not exercisable on the Effective Date shall become immediately exercisable on the Effective Date and all options (including those options that were exercisable prior to the Effective Date) shall remain exercisable for the period expiring ten (10) years after the applicable grant date.

The Executive understands, acknowledges and agrees that the benefits received under this Agreement, including but not limited to the Separation Benefits, exceed what he is otherwise entitled to receive upon separation from employment, and that these benefits are in exchange for executing (and not revoking) this Agreement and the release and waiver and restrictions contained herein, and for his ongoing compliance with the Restrictive Covenants and other applicable provisions in the Employment Agreement (as modified hereby). The Executive further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.
4.Company Property. No later than the Effective Date, the Executive must return to the Company all originals and copies (both in paper and electronic form) of all Company documents and data and all Company property, including without limitation, personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and Confidential Information (as defined below), sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, business or marketing plans, reports, projections, and all other information or property held or used by the Executive in connection with the Executive’s employment with the Company.

5.General Release of Claims.
a. In exchange for the Separation Benefits and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, and the Executive on behalf of the Executive’s spouse, family, heirs, executors, representatives, trustees, agents, insurers, administrators, legal representatives, successors and assigns (collectively, “Releasors”), irrevocably and unconditionally fully and forever waives, releases and discharges the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors, managers, employees, shareholders, trustees, partners, agents and affiliates (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have, including but not limited to those arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, whether or not the Executive has previously filed such a claim.
b. The Executive further agrees and acknowledges that Releasors are giving up any rights or claims which Releasors may have under numerous laws and regulations, including but not limited to, those regulating employment, whether on the federal, state or local level, including, but not limited to, (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law, any and all claims pursuant to any other state law, including but not limited to the Florida Civil Rights Act (Fla. Stat. §§ 760.01-760.11), Florida Whistleblower Protection Act (Fla. Stat. §§ 448.101-448.105), Florida Workers’ Compensation Retaliation provision (Fla. Stat. §§ 440.205), Florida Minimum Wage Act (Fla. Stat. §§ 448.110), Florida Wage Discrimination Law, Florida OSHA, Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), Florida Fair Housing Act (Fla. Stat. §§ 760.20-760.37); and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements from the beginning of time through the date of the Executive’s execution of this Agreement.

c. Specific Release of ADEA Claims. In further consideration of the Separation Benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement arising under the Older Workers’ Benefit Protection Act and the Age Discrimination in the Employment Act (ADEA), as amended, and its implementing regulations (“ADEA Release”). By signing this Agreement, the Executive hereby acknowledges and confirms that: (i) he has read this Agreement in its entirety and understands all of its terms; (ii) he has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) he knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) he is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) he was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) he understands that he has seven (7) days from the date he signs this Agreement to revoke the ADEA release in this paragraph by delivering notice of revocation to the Director of Human Resources at the Company at the address listed for the Company above by overnight delivery before the end of such seven-day period; (vii) he understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which he signs this Agreement; and (viii) in entering into this Agreement, the Executive agrees and acknowledges that he is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this Agreement.

d. This release and wavier of claims shall not be construed to impair the Executive’s right to enforce the terms of this Agreement.

e. This release and waiver of claims does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this release prohibit or bar the Executive from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any local, state or federal governmental agency, or filing a timely charge or complaint with the EEOC, or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, the Executive agrees to release and waive the Executive’s right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on the Executive’s behalf, either individually or as part of a collective action, by any governmental agency or other third party.

6.Representations and Warranties; Non-Filing of Claims.

a.The Executive represents and warrants that: (i) the Executive has not filed any complaints, charges or claims for relief against any of the Releasees with any local, state or federal court, or any administrative or regulatory agency; (ii) the Executive shall not seek nor be entitled to recover from any of the Releasees for any claim hereafter made directly or in directly by or on behalf of the Executive; (iii) the Executive is not a party to any proceedings currently pending before any federal, state or local court or agency asserting any claims against any of the Releasees; and (iv) the Executive is not in possession of and has disclosed all information known to the Executive concerning any wrongful conduct by any of the Releasees, including but not limited to any violation of any federal, state or local law or regulation, and any breach of contract.

b.The Executive also acknowledges that he has accurately reported all time worked and that the Executive has been paid and/or has received all compensation, wages, wage supplements, bonuses, commissions and all other benefits to which the Executive may be due for any reason from the Company, except as provided in this Agreement. The Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
7.Continuing Provisions of the Employment Agreement. The following provisions of the Employment Agreement shall continue to be applicable to the Executive and the Company in accordance with their terms: Sections 10, 13 (except that after the Effective Date the Executive may be an employee of and provide services to Symmetry or any of its affiliates or subsidiaries with respect to the Business (as defined in the Asset Purchase Agreement) without violating Section 13(a)), 14, 16, 17, 18, 19 and 22.

8.Cooperation. The Executive agrees to assist the Company in connection with the transition of his responsibilities and with all reasonable requests for information relating to projects, assignments or functions about which the Executive possesses knowledge as a result of his employment with the Company. The Executive agrees to fully cooperate with all reasonable requests from the Company or its attorneys for information or assistance in any lawsuit or investigation involving the Company, including attending meetings and sharing any relevant information. The Executive also agrees to appear, if required, for any hearing, deposition, trial or other court ordered appearance. The Company will take the Executive’s personal and professional obligations into account when requesting such assistance from the Executive. The Executive further agrees that subject to applicable law, upon receipt of any subpoena relating in any way to the Company, and/or receipt of any contact from a government agent or agency relating in any way to the Company, the Executive will immediately notify Charles D. Goodwin, Chief Executive Officer, and will fax, email or hand deliver a copy of the subpoena and any other documents as soon as practicable, but no later than forty-eight (48) hours following service upon the Executive and in any event prior to responding, testifying or providing documents or information in response to the subpoena and/or documents. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred while providing cooperation as required under this paragraph.

9.Binding Nature of Agreement. This Agreement shall be binding on and inure to the benefit of the Executive and the Executive’s heirs, administrators, representatives and executors. Executive’s obligations under this Agreement are personal and may not be assigned. The Company may assign its rights and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

10.Use of the Agreement as Evidence; Non-Admission. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding in which one of the parties or Releasee(s) alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim. The Executive expressly agrees that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.

11.Entire Agreement; Modification. This Agreement is the entire agreement between the Company and the Executive and all previous agreements or promises between them are superseded and void except for those provisions of the Employment Agreement that by their nature survive termination. This Agreement may be modified only by a written agreement signed by the Executive and an officer of the Company.

12.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” as defined in Section 409A at the time of his separation of service from the Company, and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A, then the Company will defer the commencement of the payment of any such payment or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A), and the Company will pay any such delayed amounts in a lump sum at such time. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.Governing Law; Interpretation. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either the Executive or the Company. The law of the State of Florida will govern any dispute arising under or in connection with this Agreement and any disputes regarding this Agreement shall be resolved in a court of competent jurisdiction in Pinellas County, Florida. If for any reason any part of this Agreement shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.

14.No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

15.Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. The parties further agree that a court is expressly authorized to modify any unenforceable provision of this Agreement by making such modifications as it deems warranted to carry out the intent and agreement of the parties hereto, which is to enforce the Agreement to the maximum extent permitted by law.

16.Waiver Of Jury Trial. The Executive hereby irrevocably agrees to waive his right to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between the parties relating to this Agreement and the relationships thereby established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including employment law claims, contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications of this Agreement.

17.Captions. Captions are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement

18.Counterparts. This Agreement may be executed by email or facsimile and in one or more counterparts, all of which taken together shall be deemed one original.

19.Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS AND TO COMPLY WITH ALL APPLICABLE TERMS OF THE EMPLOYMENT AGREEMENT INCLUDING BUT NOT LIMITED TO THE RESTRICTIVE COVENANTS THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date last written below.

BOVIE MEDICAL CORPORATION

By: Charles D. Goodwin II, Chief Executive Officer	DATE

J. ROBERT SARON	DATE

STATE OF FLORIDA        )
: ss.:
COUNTY OF PINELLAS    )

On the ____ day of __________, 2018 before me personally appeared J. Robert Saron personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and that by his signature on the instrument, the individual executed the instrument and that such individual made such appearance before the undersigned.

NOTARY PUBLIC